                                                               HECO Exhibit 12.2
                                                               -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


                                                                                     Six months ended
                                                                                         June 30,
                                                                             -------------------------------
(dollars in thousands)                                                          1998                  1997
------------------------------------------------------------------------------------------------------------
FIXED CHARGES
Total interest charges..............................................          $24,715                $24,253
Interest component of rentals.......................................              349                    356
Pretax preferred stock dividend requirements of subsidiaries........            2,035                  2,085
Preferred securities distribution requirements of trust subsidiary..            2,013                  1,072
                                                                            ---------              ---------

TOTAL FIXED CHARGES.................................................          $29,112                $27,766
                                                                            =========              =========

EARNINGS
Income before preferred stock dividends of HECO.....................          $39,682                $37,113
Income taxes (see note below).......................................           25,534                 23,813
Fixed charges, as shown above.......................................           29,112                 27,766
AFUDC for borrowed funds............................................           (3,319)                (3,136)
                                                                            ---------              ---------

EARNINGS AVAILABLE FOR FIXED CHARGES................................          $91,009                $85,556
                                                                            =========              =========

RATIO OF EARNINGS TO FIXED CHARGES..................................             3.13                   3.08
                                                                            =========              =========

Note:
Income tax is comprised of the following--
 Income tax expense relating to operating income from
    regulated activities............................................          $25,560                $23,777
 Income tax expense (benefit) relating to income (loss) from
    nonregulated activities.........................................              (26)                    36
                                                                            ---------              ---------
                                                                              $25,534                $23,813
                                                                            =========              =========